Exhibit 10.6

EXECUTION VERSION

TAX RECEIVABLE AGREEMENT

by and among

DIGITAL MEDIA SOLUTIONS, INC.

CERTAIN OTHER PERSONS NAMED HEREIN,

and

AGENT

DATED AS OF JULY 15, 2020

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of July 15, 2020, is hereby entered into by and among Digital Media Solutions, Inc., a Delaware corporation (the “Parent Corporation”), CEP V DMS US Blocker Company, a Delaware corporation (“Blocker Corp.”), Prism Data, LLC, a Delaware limited liability company (“Prism”), CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership (“Clairvest Direct Seller”), Clairvest Equity Partners V Limited Partnership, an Ontario, Canada limited partnership (“Blocker Seller 1”), CEP V Co-Investment Limited Partnership, a Manitoba, Canada limited partnership (“Blocker Seller 2” and, together with Blocker Seller 1, “Blocker Sellers”), and Clairvest GP Manageco Inc., an Ontario, Canada corporation (the “Agent”).

RECITALS

WHEREAS, the Parent Corporation, Blocker Corp., Prism, Clairvest Direct Seller, the Blocker Sellers, Digital Media Solutions Holdings, LLC, a Delaware limited liability company (“Holdings LLC”), the Agent and solely for purposes of Section 1.1, Article VIII Section 9.5(a), Section 9.14(f), Section 9.14(i), Section 9.24, Article X and Article XI (and any corresponding definitions set forth in Annex I) thereof, Leo Investors Limited Partnership, a Cayman limited partnership, entered into the Business Combination Agreement, dated April 23, 2020 (the “BCA”);

WHEREAS, pursuant and subject to the terms and conditions set forth in the BCA, the parties will consummate a series of transactions pursuant to which (i) the Parent Corporation will acquire certain interests (the “Acquired Interests”) in Holdings LLC held by Prism and Clairvest Direct Seller (the “Holdings LLC Sale”) and will acquire all of the issued and outstanding stock of Blocker Corp. (the “Blocker Corp. Share Sale”, and together with the Holdings LLC Sale, the “Sale Transactions”) and (ii) the Parent Corporation will contribute the Acquired Interests to Blocker Corp. (the “Contribution”);

WHEREAS, for U.S. federal income tax purposes, the Contribution is intended to be treated as a transfer pursuant to section 351 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, following the Sale Transactions and the Contribution, Blocker Corp., Clairvest Direct Seller and Prism will collectively own all of the interests in Holdings LLC, which will continue to be treated as a partnership for U.S. federal income tax purposes;

WHEREAS, Clairvest Direct Seller and Prism (the “Members”) will hold Common Units in Holdings LLC (“Common Units”), which Common Units will be redeemable or exchangeable by Holdings LLC or the Parent Corporation, in certain circumstances, for shares of Class A common stock, $0.001 par value per share, of the Parent Corporation (the “Class A Shares”) and/or cash pursuant to the Second Amended and Restated Limited Liability Company Agreement, dated as of July 15, 2020, of Holdings LLC (the “Holdings LLC Agreement”);

WHEREAS, Holdings LLC will have in effect an election under section 754 of the Code for the taxable year that includes the Sale Transactions and for each other taxable year in which an Exchange (as defined below) occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by Holdings LLC and its Subsidiaries, solely with respect to any member(s) of the Parent Corporation Group, at the time of the Holdings LLC Sale, an Exchange or any other acquisition of Common Units for cash or otherwise, by reason of the Holdings LLC Sale, such Exchange, such other acquisition of Common Units, and the receipt of payments under this Agreement; and

WHEREAS, the parties hereto are entering into this Agreement to set forth the agreements regarding the sharing of certain of the Tax benefits realized by the Parent Corporation Group (as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“AAA” has the meaning set forth in Section 7.5(b)(i).

“Accrued Amount” means, with respect to any portion of a Net Tax Benefit, the interest on the Net Tax Benefit for a Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Parent Corporation Return for such Taxable Year until the Payment Date. For the avoidance of doubt, for Tax purposes, the Accrued Amount shall not be treated as interest, but shall instead be treated as additional consideration unless otherwise required by law.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for Taxes of the Parent Corporation Group (or Holdings LLC, but only with respect to Taxes imposed on Holdings LLC and allocable to the Parent Corporation Group for such Taxable Year).

“Additional Basis” means any Basis Adjustment resulting from payments made pursuant to this Agreement as described in Section 2.3(b).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agent” has the meaning set forth in the Preamble.

“Agreed Rate” means LIBOR plus 150 basis points.

“Agreement” has the meaning set forth in the Preamble.

“Applicable TRA Holder” means any TRA Holder to whom any portion of a Net Tax Benefit is Attributable hereunder.

“Amended Schedule” has the meaning set forth in Section 2.4(b).

“Arbitration” has the meaning set forth in Section 7.5(b)(i).

“Attributable”. The portion of any (i) Realized Tax Benefit of the Parent Corporation Group that is Attributable to any TRA Holder shall be determined by reference to (A) the assets from which arise the depreciation, amortization, or other similar deductions for recovery of cost or basis (“Depreciation”) and with respect to increased basis upon a disposition of an asset, (B) the Blocker NOLs or Transaction Tax Deductions or (C) Imputed Interest or payment that produces the Realized Tax Benefit, and (ii) Pre-Closing Tax Refund or Pre-Closing Tax Payment that is Attributable to any TRA Holder shall be determined, under the following principles:

(i)

Any Realized Tax Benefit arising from a deduction to the Parent Corporation Group with respect to a Taxable Year for Depreciation arising in respect of a Basis Adjustment to a Reference Asset is Attributable to the Applicable TRA Holder to the extent that the ratio of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from the Holdings LLC Sale and all Exchanges (in the aggregate) by the Applicable TRA Holder bears to the aggregate of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from the Holdings LLC Sale and all Exchanges (in the aggregate) by all Members.

(ii)

Any Realized Tax Benefit arising from a deduction to the Parent Corporation Group with respect to a Taxable Year for Depreciation arising in respect of Closing Date Basis is Attributable to the Blocker Sellers in proportion to their respective ownership interests in Blocker Corp. immediately prior to the Blocker Corp. Share Sale.

(iii)

Any (x) Realized Tax Benefit arising from a loss or deduction to the Parent Corporation Group with respect to a Taxable Year for a Blocker NOL or (y) Pre-Closing Tax Refund received as the result of any Blocker NOLs that are carried back to any taxable period ending on or prior to the Closing Date is Attributable to the Blocker Sellers in proportion to their respective ownership interests in Blocker Corp. immediately prior to the Blocker Corp. Share Sale.

(iv)

Any Realized Tax Benefit arising from a loss or deduction to the Parent Corporation Group with respect to a Taxable Year for a Transaction Tax Deduction is Attributable to Prism, Clairvest Direct Seller and the Blocker Sellers in proportion to their respective direct or indirect ownership interests in Holdings LLC immediately prior to the Blocker Corp. Share Sale.

(v)

Any Realized Tax Benefit arising from a Basis Adjustment that is realized upon the disposition of an asset is Attributable to the Applicable TRA Holder to the extent that the ratio of all Basis Adjustments resulting from the Holdings LLC Sale and all Exchanges (in the aggregate) by the Applicable TRA Holder with respect to such asset bears to the aggregate of all Basis Adjustments resulting from the Holdings LLC Sale and all Exchanges (in the aggregate) with respect to such asset.

(vi)

Any Realized Tax Benefit arising from the disposition of an asset is Attributable to the Blocker Sellers in proportion to their respective ownership interests in Blocker Corp. immediately prior to the Blocker Corp. Share Sale to the extent that the Realized Tax Benefit is related to Closing Date Basis with respect to such asset.

(vii)

Any Realized Tax Benefit arising from a deduction to the Parent Corporation Group with respect to a Taxable Year in respect of Imputed Interest is Attributable to the TRA Holder that is required to include the Imputed Interest in income (without regard to whether such TRA Holder is actually subject to tax thereon).

(viii)

Any Pre-Closing Tax Refund received as the result of any Designated NOLs that are carried back to any taxable period ending on or prior to the Closing Date is Attributable to the TRA Holders to whom the Realized Tax Benefit would have been Attributable had the Designated NOLs instead been utilized in a Taxable Year beginning after the Closing Date so as to give rise to a Realized Tax Benefit.

(ix)

Any (x) Pre-Closing Tax Refund described in clause (2) of the definition thereof or (y) Pre-Closing Tax Payment is Attributable to the TRA Holders that would have been entitled to the benefit of such Pre-Closing Tax Refund or would have borne the burden of such Pre-Closing Tax Payment, directly or indirectly, as the case may be, if such Pre-Closing Tax Refund had been received, or such Pre-Closing Tax Payment had been made, immediately prior to the Closing Date.

Schedule A hereto sets forth an illustrative example of an allocation of a hypothetical Tax Benefit Payment among the TRA Holders to which such hypothetical Tax Benefit Payment would be Attributable. Notwithstanding anything herein to the contrary, the Parent Corporation shall be held harmless in any disputes between the TRA Holders regarding the applicable portion of a Tax Benefit Payment that is Attributable to a TRA Holder.

“Basis Adjustment” means any adjustment to the Tax basis of a Reference Asset as a result of the Holdings LLC Sale, any Exchange, and the payments made pursuant to this Agreement (as calculated under Section 2.3), including, but not limited to: (i) under Sections 734(b) and 743(b) of the Code (in situations where Holdings LLC remains classified as a partnership for U.S. federal income Tax purposes) and (ii) under Sections 732(b), 734(b) and 1012 of the Code (in situations where Holdings LLC becomes an entity that is disregarded as separate from its owner for U.S. federal income Tax purposes).

“Basis Schedule” has the meaning set forth in Section 2.2.

“BCA” has the meaning set forth in the Recitals of this Agreement.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Blocker Holders” means, as applicable, the Blocker Sellers and their respective successors and assigns pursuant to Section 7.7(a).

“Blocker NOLs” means the net operating losses of Blocker Corp. relating to taxable periods ending on or prior to the Closing Date, including, for the avoidance of doubt, any net operating loss of Blocker Corp. attributable to any Transaction Tax Deductions of Holdings LLC (as defined in the BCA) that are (i) for the Taxable Year that includes the Closing, allocated to the period of such Taxable Year beginning prior to the Sale Transactions in accordance with Section 706 of the Code and (ii) allocated solely to Blocker Corp.

“Board” means the Board of Directors of the Parent Corporation.

“Business Day” means any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York are required or authorized by Law to be closed for business.

“Change of Control” means the occurrence of any of the following events:

(i)

any Person or any group of Persons acting together which would constitute a “group” for purposes of section 13(d) of the Exchange Act, or any successor provisions thereto, excluding a group of Persons, which, if it includes any Member or any of his Affiliates, includes all Members then employed by the Parent Corporation or any of its Affiliates, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Parent Corporation representing more than fifty percent (50%) of the combined voting power of the Parent Corporation’s then outstanding voting securities; or

(ii)

there is consummated a merger or consolidation of the Parent Corporation or any direct or indirect subsidiary of the Parent Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, all of the Persons who were the respective Beneficial Owners of the voting securities of the Parent Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(iii)

the shareholders of the Parent Corporation approve a plan of complete liquidation or dissolution of the Parent Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Parent Corporation of all or substantially all of the Parent Corporation’s assets, other than the sale or other disposition by the Parent Corporation of all or substantially all of the Parent Corporation’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are Beneficially Owned by shareholders of the Parent Corporation in substantially the same proportions as their Beneficial Ownership of such securities of the Parent Corporation immediately prior to such sale.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of (a) except with respect to clause (ii) above, the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Parent Corporation (or successor thereto) immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Parent Corporation immediately following such transaction or series of transactions or (b) (1) the automatic conversion of all of the shares of Class B common stock, $0.001 par value per share, of the Parent Corporation in accordance with the Charter, or (2) the conversion, at the Parent Corporation’s election, of any or all of the shares of Class C common stock, $0.001 par value per share, of the Parent Corporation in accordance with Article Fourth, Section B(x) of the Charter.

“Closing Date” means the closing date of the Sale Transactions.

“Closing Date Basis” means the adjustment under Section 743(b) of the Code that Blocker Corp. has with respect to Holdings LLC as of immediately prior to the Blocker Corp. Share Sale.

“Code” has the meaning set forth in the Recitals of this Agreement.

“Confidential Information” has the meaning set forth in Section 7.12(b).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Entity” means Blocker Corp. and any other Subsidiary of the Parent Corporation that is classified as a corporation for U.S. federal income tax purposes.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the excess, if any, of the cumulative amount of Realized Tax Benefits for all Taxable Years of the Parent Corporation Group, up to and including such Taxable Year, over the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 400 basis points.

“Delaware Courts” has the meaning set forth in Section 7.5(b)(v).

“Designated NOLs” means the portion of any net operating losses of any member of the Parent Corporation Group relating to taxable periods ending after the Closing Date attributable to the Designated Tax Attributes (other than the Blocker NOLs) determined in accordance with the “with and without” methodology.

“Designated Tax Attributes” means, without duplication, the Closing Date Basis, any Basis Adjustment, any Additional Basis, any Imputed Interest, any Blocker NOLs and any Transaction Tax Deduction Attributes.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax, including, for the avoidance of doubt, a concession of an issue by the taxpayer or agreement with a Taxing Authority on any issue.

“Disclosing Person” has the meaning set forth in Section 7.12(a).

“Dispute” has the meaning set forth in Section 7.5(b)(i).

“Disputing Party” has the meaning set forth in Section 7.5(c).

“Early Termination” has the meaning set forth in Section 4.1.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” has the meaning set forth in Section 4.3.

“Early Termination Notice” has the meaning set forth in Section 4.3.

“Early Termination Payment” has the meaning set forth in Section 4.4(b).

“Early Termination Rate” means LIBOR plus 150 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.3.

“Exchange” means any Redemption, Termination Transaction Redemption or Corporation Unit Acquisition as those terms are defined in the Holdings LLC Agreement.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” shall have the meaning set forth in Section 7.11(c).

“Exchange Date” means the date of the consummation of an Exchange.

“Expert” means such nationally recognized expert in the particular area of disagreement as is mutually acceptable to both parties and is described in Section 7.5(c).

“Holdings LLC” has the meaning set forth in the Recitals of this Agreement.

“Holdings LLC Agreement” has the meaning set forth in the Recitals of this Agreement.

“Holdings LLC Sale” has the meaning set forth in the Recitals of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Parent Corporation Group (or Holdings LLC, but only with respect to Taxes imposed on Holdings LLC and allocable to the Parent Corporation Group) (using the same methods, elections, conventions, U.S. federal income tax rate and similar practices used on the relevant Parent Corporation Return), but without taking into account any Designated Tax Attributes. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to any Designated Tax Attribute (including any Designated NOLs).

“Imputed Interest” means any interest imputed under section 1272, 1274 or 483 or other provision of the Code with respect to the Parent Corporation’s payment obligations under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any applicable local or foreign law (including common law), statute, ordinance, code, treaty, rule, regulation, instruction, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a governmental authority.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR rate reported, on the date two (2) calendar days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period. If LIBOR ceases to be published in accordance with this definition, the Parent Corporation, Prism and Agent shall work together in good faith to select an alternative with similar characteristics that gives due consideration to the prevailing market conventions for determining rates of interest in the United States at such time.

“Material Objection Notice” has the meaning set forth in Section 4.3.

“Market Value” means the Value (as defined in the Holdings LLC Agreement) of the Class A Shares on the applicable Exchange Date.

“Net Tax Benefit” for each Taxable Year shall mean the sum of (i) an amount equal to the excess, if any, of (A) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (B) the total amount of payments previously made under Section 3.1 in respect of the Cumulative Net Realized Tax Benefit (excluding payments attributable to Accrued Amounts), (ii) 85% of the amount of any Pre-Closing Tax Refunds described in clause (1) of the definition thereof that are received during such Taxable Year and (iii) 100% of the amount equal to the excess, if any, of (A) the amount of any Pre-Closing Tax Refunds described in clause (2) of the definition thereof that are received during such Taxable Year over (B) the amount of any Pre-Closing Tax Payments made during such Taxable Year; provided, that for the avoidance of doubt, none of the amounts described in clauses (i) – (iii) shall be less than zero (0).

“Non-Blocker Holders” means, as applicable, Prism, Clairvest Direct Seller, and their respective successors and assigns pursuant to Section 7.7(a).

“Objection Notice” has the meaning set forth in Section 2.4(a).

“Parent Corporation” has the meaning set forth in the Preamble of this Agreement.

“Parent Corporation Group” means the Parent Corporation, Blocker Corp., any other direct or indirect Subsidiary of the Parent Corporation and any consolidated, combined, unitary or similar group of entities that join in filing any Tax Return with the Parent Corporation.

“Parent Corporation Return” means the U.S. federal income Tax Return of the Parent Corporation (including any consolidated group of which the Parent Corporation is a member, as further described in Section 7.11) filed with respect to any Taxable Year.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Closing Tax Payment” has the meaning set forth in Section 2.3(a).

“Pre-Closing Tax Refund” has the meaning set forth in Section 2.3(a).

“Pre-Exchange Transfer” means any direct or indirect transfer (including upon the death of a Member) of one or more Common Units (i) that occurs prior to an Exchange of such Common Units, and (ii) to which section 743(b) of the Code applies.

“Protected Person” has the meaning set forth in Section 7.12(a).

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.5(c).

“Reconciliation Procedures” means the procedures described in Section 7.5(c).

“Reference Asset” means an asset (other than cash or a cash equivalent) that is held by Holdings LLC or any of the direct or indirect Subsidiaries of Holdings LLC. A Reference Asset also includes any asset that is “substituted basis property” under section 7701(a)(42) of the Code with respect to a Reference Asset.

“Related Arbitration Agreements” has the meaning set forth in Section 7.5(b)(iii).

“Representatives” has the meaning set forth in Section 7.12(a).

“Rules” has the meaning set forth in Section 7.5(b)(i).

“Sale Transactions” has the meaning set forth in the Recitals of this Agreement.

“Schedule” means any of the following: (i) the Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.

“SEC” means the Securities and Exchange Commission.

“Senior Obligations” has the meaning set forth in Section 5.1.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” has the meaning set forth in Section 3.1.

“Tax Benefit Schedule” has the meaning set forth in Section 2.3.

“Tax Proceeding” has the meaning set forth in Section 6.1.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Parent Corporation as defined in Section 441(b) of the Code (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the Closing Date.

“Taxes” means any and all taxes, assessments or similar charges imposed by the United States or any subdivision thereof that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Holders” means the Blocker Holders and the Non-Blocker Holders.

“Transaction Tax Deduction Attributes” means any Transaction Tax Deductions (as defined in the BCA) that are (i) for the Taxable Year that includes the Closing, allocated to the period of such Taxable Year beginning after the Sale Transactions in accordance with Section 706 of the Code and (ii) allocated solely to the Parent Corporation Group.

“Transferor” has the meaning set forth in Section 7.11(b).

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Tribunal” has the meaning set forth in Section 7.5(b)(ii).

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Parent Corporation Group will have taxable income sufficient to fully utilize the deductions arising from all Designated Tax Attributes during such Taxable Year, (2) the federal income Tax rates and state, local, and foreign income tax rates for each such Taxable Year will be those specified for each such Taxable Year by the Code and other Law as in effect on the Early Termination Date, (3) any loss carryovers generated by the Designated Tax Attributes available as of the date of the Early Termination Schedule will be utilized by the Parent Corporation Group ratably each year from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers (or, if there is no scheduled expiration date, then the scheduled expiration date for these purposes shall be deemed to be the tenth (10th) anniversary of such Early Termination Date), (4) any non-amortizable assets are deemed to be disposed of for an amount sufficient to fully utilize the Basis Adjustment with respect to such Reference Asset, on the later of (A) the fifth (5th) anniversary of the Early Termination Date or (B) the tenth (10th) anniversary of the applicable Basis Adjustment, provided that in the event of a Change of Control, non-amortizable assets shall be deemed disposed of at the earlier of (i) the time of direct (for U.S. federal income tax purposes) sale of the relevant asset or (ii) as generally provided in this Valuation Assumption (4), and (5) if, at the Early Termination Date, there are Common Units that have not been Exchanged, then each such Common Unit shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.

Section 1.2 Interpretation.

(a) The parties hereto are sophisticated and have carefully negotiated the provisions hereof. As a consequence, the parties hereto do not intend that the presumptions of Laws relating to the interpretation of contracts against the drafter of any particular clause should be applied hereto or any agreement or instrument executed in connection herewith, and therefore waive their effects.

(b) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant hereto, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.

(c) Unless otherwise specifically indicated, any reference herein to “$” means U.S. dollars.

(d) Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e) When a reference is made herein to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, a Section, a Schedule or an Exhibit of or hereto unless otherwise indicated. The table of contents and headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

(f) Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(g) The words “hereof,” “hereto,” “hereby,” “herein”, “herewith” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision hereof.

(h) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(i) Any contract, agreement or Law defined or referred to herein means such contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated, and the reference to any Law includes any rules or regulations promulgated thereunder by a governmental authority of competent jurisdiction and any successor statute to any such Law.

(j) References to a person are also to its successors and permitted assigns.

(k) The Exhibits and Schedules hereto are incorporated and made a part hereof and are an integral part hereof.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1 Basis Adjustment. For purposes of this Agreement, Basis Adjustments are intended to result from the Holdings LLC Sale, any Exchange, and the payments made pursuant to this Agreement in respect of any Basis Adjustment in connection with the Holdings LLC Sale or any Exchange. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Common Units shall be determined without regard to any Pre-Exchange Transfer of such Common Units and as if any such Pre-Exchange Transfer had not occurred.

Section 2.2 Basis Schedule. Within sixty (60) calendar days after the filing of the Parent Corporation Return for the Taxable Year in which the Sale Transactions are effected, the Parent Corporation shall deliver to Prism and Agent a schedule (the “Closing Date Attribute Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Closing Date Basis, (ii) the Basis Adjustments resulting from the Holdings LLC Sale, (iii) the period (or periods) over which such Closing Date Basis and Basis Adjustments resulting from the Holdings LLC Sale are amortizable and/or depreciable, (iv) the Blocker NOLs and the Transaction Tax Deduction Attributes, and (v) the scheduled expiration dates of the Blocker NOLs and the Transaction Tax Deduction Attributes, if any. Within sixty (60) calendar days after the filing of the Parent Corporation Return for each subsequent Taxable Year, the Parent Corporation shall deliver to Prism and Agent a schedule (together with the Closing Date Attribute Schedule, the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the items set forth on the Closing Date Attribute Schedule, taking into account any adjustments thereto since the Closing Date Attribute Schedule was delivered to Prism and Agent pursuant to this Section 2.2, (ii) the actual unadjusted tax basis of the Reference Assets as of each applicable Exchange Date, (iii) the Basis Adjustment with respect to the Reference Assets as a result of the Exchanges effected in such Taxable Year and all prior Taxable Years, calculated (a) in the aggregate and (b) solely with respect to Exchanges by the Applicable TRA Holder, (iv) the period or periods, if any, over which the Reference Assets are amortizable and/or depreciable, (v) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable (which, for non-amortizable assets shall be based on the Valuation Assumptions), (vi) the Designated NOLs, if any, and (vii) the scheduled expiration date of such Designated NOLs, if any.

Section 2.3 Tax Benefit Schedule.

(a) Within sixty (60) calendar days after the filing of the Parent Corporation Return for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment or in which a Pre-Closing Tax Refund is received, the Parent Corporation shall provide to each of Prism and Agent: (i) a schedule showing, in reasonable detail, (A) the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, (B) the amount of (1) any Tax refund received as the result of any Blocker NOLs or Designated NOLs that are carried back to any taxable period ending on or prior to the Closing Date determined in accordance with the “with and without” methodology and (2) with respect to any Taxable Year beginning after the date hereof and within two (2) years after the Closing Date, Blocker Corp.’s or the Parent Corporation’s direct or indirect share of any other Tax refund (including, for these purposes, a Tax refund that is instead used as a credit to offset Taxes for a taxable period (or portion thereof) beginning after the Closing Date) received by or with respect to Holdings LLC, the Parent Corporation or any of their respective Subsidiaries (including Blocker Corp.) during such Taxable Year that is for a taxable period (or portion thereof) of Holdings LLC, Blocker Corp. or any of their respective Subsidiaries ending on or before the Closing Date excluding any such refund resulting from the carryback of a Blocker NOL or Designated NOL (which, for the avoidance of doubt, shall be governed by clause (1)) or other net operating loss generated in the taxable period (or periods) beginning after the Closing Date determined in accordance with the “with and without” methodology (either of (1) or (2), a “Pre-Closing Tax Refund”) and (3) with respect to any Taxable Year beginning after the date hereof and within two (2) years after the Closing Date, Blocker Corp.’s or the Parent Corporation’s direct or indirect share of any Tax payment made by or with respect to Holdings LLC, the Parent Corporation or any of their Subsidiaries (including Blocker Corp.) during such Taxable Year that is for a taxable period (or portion thereof) of Holdings LLC, Blocker Corp. or any of their respective Subsidiaries ending on or before the Closing Date except to the extent such Tax was reflected as a liability in Unpaid

Taxes and included in the Closing Date Indebtedness of Blocker Corp or Closing Date Indebtedness of the Company Group (in each case as defined in the BCA), as applicable (a “Pre-Closing Tax Payment”) and (C) an allocation of the amount of any Net Tax Benefit among the TRA Holders, which allocation shall set forth the portion of such Net Tax Benefit Attributable to each TRA Holder (a “Tax Benefit Schedule”), (ii) documentation evidencing the amount of any Pre-Closing Tax Refund or Pre-Closing Tax Payment, which documentation shall be reasonably satisfactory to Prism and Agent, (iii) the Parent Corporation Return, (iv) a reasonably detailed calculation by the Parent Corporation of the Hypothetical Tax Liability, (v) a reasonably detailed calculation by the Parent Corporation of the Actual Tax Liability, and (vi) any other work papers related thereto that are reasonably available to the Parent Corporation and reasonably requested by Prism or Agent. In addition, the Parent Corporation shall allow each of Prism and Agent reasonable access to the appropriate representatives of the Parent Corporation Group in connection with a review of such Tax Benefit Schedule during normal business hours with prior advance notice and that is in a manner that is not disruptive to the normal operations of the Parent Corporation. The Parent Corporation may use reasonable estimation methodologies for calculating the portion of any Realized Tax Benefit or Realized Tax Detriment attributable to U.S. state or local Taxes. The Tax Benefit Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

(b) For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any Taxable Year, carryovers or carrybacks of any Designated Tax Attribute or Designated NOL shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Designated Tax Attribute and another portion that is not so attributable, such respective portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (i) any payment under this Agreement (to the extent permitted by Law and other than amounts accounted for as Imputed Interest) will have the effect of creating Additional Basis in Reference Assets for the Parent Corporation Group in the year of payment to the extent that the payment is made to Non-Blocker Holders, and (ii) as a result, such Additional Basis will be incorporated into the calculation for the year of payment and into future year calculations, as appropriate.

(c) Each of the Parent Corporation and Blocker Corp. shall, and shall cause Holdings LLC and their other respective Subsidiaries and Affiliates to, (i) (A) to the maximum extent permitted by applicable Law, carry back any Blocker NOLs or Designated NOLs to the taxable period (or periods) ending on or prior to the Closing Date that will result in the maximum Pre-Closing Tax Refund and (B) use reasonable best efforts to obtain any Pre-Closing Tax Refunds promptly and (ii) not take any action intended to delay or otherwise fail to collect any Pre-Closing Tax Refunds. The Parent Corporation may, in its sole discretion, elect to carry back to the taxable period (or periods) ending on or prior to the Closing Date any other net operating loss generated in the taxable period (or periods) beginning after the Closing Date.

Section 2.4 Procedure; Amendments.

(a) An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the first date on which Prism and Agent have received the applicable Schedule or amendment thereto unless Prism or Agent (i) within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Parent Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Parent Corporation. If the Parent Corporation, Prism and Agent, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Parent Corporation of such Objection Notice, the Parent Corporation, Prism and Agent shall employ the Reconciliation Procedures.

(b) The applicable Schedule for any Taxable Year may be amended from time to time by the Parent Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to Prism and Agent, (iii) to correct inaccuracies in the Schedule as a result of a change in Law or applicable rules or regulations (including, if applicable, any such change having retroactive effect); provided that any such amendment, to the extent applicable, must be consistent with the Tax Returns (including any amendments) of the Parent Corporation Group, (iv) to correct inaccuracies in the Schedule as a result of a clerical or computational error in preparation of the Schedule, (v) to comply with the Expert’s determination under the Reconciliation Procedures, (vi) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (vii) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (viii) to adjust a Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Parent Corporation shall provide an Amended Schedule to Prism and Agent within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (viii) of the preceding sentence. For the avoidance of doubt, in the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.4(a), the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments. Within five (5) Business Days after a Tax Benefit Schedule for a Taxable Year becomes final in accordance with Section 2.4(a), the Parent Corporation shall pay the Net Tax Benefit to the TRA Holders and the Accrued Amount with respect thereto. The payment of the Net Tax Benefit for such Taxable Year shall be made to the TRA Holders in accordance with the Tax Benefit Schedule for such Taxable Year. Payment of the portion of Net Tax Benefit and the Accrued Amount with respect thereto that is Attributable to each TRA Holder (together a “Tax Benefit Payment”) shall be made by check, by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder to the Parent Corporation, or as otherwise agreed by the Parent Corporation and the TRA Holder. No TRA Holder shall be required to return any portion of any previously made Tax Benefit

Payment. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments (for the avoidance of doubt, excluding any Early Termination Payment) shall be calculated by using Valuation Assumptions (1), (3), and (4), substituting in each case the terms “the date on which a Change of Control becomes effective” for an “Early Termination Date”.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in (i) 85% of the Cumulative Net Realized Tax Benefit, (ii) 85% of any Pre-Closing Tax Refunds described in clause (1) of the definition thereof, (iii) 100% of the excess, if any, of any Pre-Closing Tax Refunds described in clause (2) of the definition thereof over the amount of any Pre-Closing Tax Payments and (iv) the Accrued Amount with respect to clauses (i) – (iii), being paid to the Persons due payments pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.3 Pro Rata Payments. If for any reason the Parent Corporation does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then (a) the Parent Corporation will pay the same proportion of each Tax Benefit Payment due to each Person due a payment under this Agreement in respect of such Taxable Year, without favoring one obligation over the other, and (b) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

Section 3.4 Section 481 Adjustments. After the date hereof, the parties hereto shall cooperate in good faith (including through amendments to this Agreement or the Holdings LLC Agreement, as necessary) in respect of any adjustments pursuant to Section 481 of the Code (or similar provision of state, local or non-U.S. Law) with respect to changes in method of accounting that (i) are made on the Company’s Tax Return for the taxable period that includes the Closing Date and (ii) relate to adjustments to the books and records of the Company made in anticipation of the transactions contemplated by the BCA and occurring prior to the Closing, in order to ensure that the TRA Holders are entitled to the benefits, and bear the detriments, of such Section 481 adjustments, to the maximum extent possible, in proportion to their respective direct or indirect ownership interests in Holdings LLC immediately prior to the Blocker Corp. Share Sale, whether through allocations under the Holdings LLC Agreement or through the calculation of Tax Benefit Payments pursuant to this Agreement; provided, that for the avoidance of doubt, no payment shall be required to be made from a TRA Holder to the Parent Corporation or the Blocker Corp. as a result of this Section 3.4.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination at Election of the Corporate Taxpayer. The Parent Corporation may terminate this Agreement at any time by paying to each TRA Holder the Early Termination Payment due to such TRA Holder pursuant to Section 4.4(b) (an “Early Termination”); provided that the Parent Corporation may withdraw any notice to execute its termination rights under this Section 4.1 prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Parent

Corporation, the Parent Corporation shall not have any further payment obligations under this Agreement, other than for any Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice. Upon payment of all amounts provided for in this Section 4.1, this Agreement shall terminate.

Section 4.2 Breach of Agreement.

(a) In the event that the Parent Corporation or Blocker Corp. breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, and such breach is not cured by the Parent Corporation or Blocker Corp., as applicable, within thirty (30) days after written notice is provided by Prism or Agent, then if the TRA Holders who would be entitled to receive a majority of the Early Termination Payments payable to all TRA Holders hereunder as of the date of the breach (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement as of the date of the breach) so elect, such breach shall be treated as an Early Termination. Upon such election, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include (i) the Early Termination Payment, calculated as if an Early Termination Notice had been delivered on the date of a breach and (ii) any Tax Benefit Payment previously due and payable but unpaid as of the date of a breach. Notwithstanding the foregoing, in the event that the Parent Corporation or Blocker Corp. breaches this Agreement, the TRA Holders shall be entitled to elect to receive the amounts set forth in clauses (i) and (ii) above or to seek specific performance of the terms hereof.

(b) The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Parent Corporation fails to make any Tax Benefit Payment when due to the extent that the Parent Corporation has insufficient funds to make such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Parent Corporation does not have sufficient cash to make such payment as a result of limitations imposed by existing credit agreements to which Parent Corporation or any Subsidiary of Parent Corporation is a party, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided, further, that it shall be a breach of this Agreement, and the provisions of Section 4.2(a) shall apply as of the original due date of the Tax Benefit Payment, if the Parent Corporation makes any distribution of cash or other property to its shareholders while any Tax Benefit Payment is due and payable but unpaid.

Section 4.3 Early Termination Notice. If the Parent Corporation chooses to exercise its right of early termination under Section 4.1 above, the Parent Corporation shall deliver to each of Prism and Agent notice of such intention to exercise such right (the “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which Prism and Agent have received such Schedule or amendment thereto unless Prism or Agent (i) within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Parent Corporation with written notice of a material objection to such Schedule made in good faith (“Material Objection Notice”), including reasonable details for such objection or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Parent Corporation (the “Early Termination Effective Date”). If the Parent Corporation, Prism and Agent, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Parent Corporation of the Material Objection Notice, the Parent Corporation, Prism and Agent shall employ the Reconciliation Procedures.

Section 4.4 Payment upon Early Termination.

(a) Subject to its right to withdraw any notice of Early Termination pursuant to Section 4.1, within five (5) Business Days after the Early Termination Effective Date, the Parent Corporation shall pay to each TRA Holder its Early Termination Payment. Each such payment shall be made by check, by wire transfer of immediately available funds to a bank account or accounts designated in writing by the TRA Holder, or as otherwise agreed by the Parent Corporation and the TRA Holder.

(b) The “Early Termination Payment” shall equal, with respect to each TRA Holder, the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Parent Corporation to such TRA Holder beginning from the Early Termination Date (including, for the avoidance of doubt, any Tax Benefit Payment due and unpaid for the Taxable Year ending with or including the date of the Early Termination Notice) and assuming that the Valuation Assumptions are applied.

Section 4.5 Treatment of Tax Benefit Payments. The undersigned parties hereby acknowledge and agree that (i) the timing, amounts and aggregate value of Tax Benefit Payments pursuant to this Agreement are not reasonably ascertainable as of the date hereof and (ii) except as otherwise required pursuant to a Determination, all Tax Benefit Payments paid to the Blocker Sellers pursuant to this Agreement shall be treated as additional consideration received by the Blocker Sellers from the Parent Corporation in the Blocker Corp. Share Sale to the maximum extent permitted by applicable Law. Notwithstanding any provision of this Agreement to the contrary, any TRA Holder may elect, with respect to any Exchange or any Tax Benefit Payment made with respect to the Holdings LLC Sale, to limit the aggregate Tax Benefit Payments made to such TRA Holder in respect of any such Exchange or the Holdings LLC Sale, as applicable, to a dollar amount specified by such TRA Holder (or, in each case, such other limitation selected by the TRA Holder and consented to by the Parent Corporation, which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Parent Corporation to any TRA Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any secured obligations or obligations in respect of indebtedness for borrowed money of the Parent Corporation and its Subsidiaries (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Parent Corporation that are not Senior Obligations. For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of this Agreement if the Parent Corporation fails to make any Tax Benefit Payment when due is governed by Section 4.2(a).

Section 5.2 Late Payments by the Parent Corporation. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to any TRA Holder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate (or, if so provided in Section 4.2(a), at the Agreed Rate) and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Parent Corporation Group’s Tax Matters. Except as otherwise provided herein, the Parent Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Parent Corporation Group, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Parent Corporation shall notify Prism and Agent of, and keep Prism and Agent reasonably informed with respect to, the portion of any audit, examination, or any other administrative or judicial proceeding (a “Tax Proceeding”) of any member of the Parent Corporation Group by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the TRA Holders under this Agreement, and shall provide to each of Prism and Agent reasonable opportunity to provide information and other input to the members of the Parent Corporation Group and their respective advisors concerning the conduct of any such portion of such Tax Proceeding; provided, however, that the Parent Corporation Group shall not be required to take any action that is inconsistent with any provision of the Holdings LLC Agreement.

Section 6.2 Consistency. Except in the case of a Determination to the contrary, the Parent Corporation and the TRA Holders agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including the Designated Tax Attributes and each Tax Benefit Payment) in a manner consistent with that set forth in any Schedule or Amended Schedule required to be provided by or on behalf of the Parent Corporation under this Agreement, as finally determined pursuant to Section 2.4. If the Parent Corporation and any TRA Holder, for any reason, are unable to successfully resolve the any disagreement concerning such treatment within thirty (30) calendar days, the Parent Corporation and such TRA Holder shall employ the Reconciliation Procedures.

Section 6.3 Cooperation. Each TRA Holder shall (i) furnish to the Parent Corporation in a timely manner such information, documents and other materials as the Parent Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Proceeding (for the avoidance of doubt, excluding any information, documents or materials relating to the owners of a TRA Holder), (ii) make itself and any necessary personnel available to the Parent Corporation and its representatives to provide explanations of the documents and materials and such other information as the Parent Corporation or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter, and the Parent Corporation shall cause Holdco LLC to reimburse each TRA Holder for any reasonable and documented third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case as set forth below:

If to the Parent Corporation or Blocker Corp., to:

Digital Media Solutions Inc.

4800 140th Avenue North, Suite 101

Clearwater, FL 33762

Attention:       General Counsel

Email:             rfoster@dmsgroup.com

with copies (which shall not constitute notice to the Parent Corporation or Blocker Corp.) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Email: christian.nagler@kirkland.com

            peter.seligson@kirkland.com

Attention:         Christian O. Nagler

                         Peter S. Seligson

and

Kirkland & Ellis LLP

2049 Century Park East, 37th Floor

Los Angeles, CA 90067

Email:    damon.fisher@kirkland.com

               jennifer.yapp@kirkland.com

Attention:         Damon R. Fisher, P.C.

                          Jennifer Yapp

If to Prism, to:

Prism Data, LLC

c/o Digital Media Solutions Holdings, LLC

4800 140th Avenue N., Suite 101

Clearwater, FL 33762

Email:             jmarinucci@thedmsgrp.com

Attention:       Joe Marinucci

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Email:               katherine.ashley@skadden.com

      micah.kegley@skadden.com

Attention:         Katherine D. Ashley

      Micah R. Kegley

If to Agent, Clairvest Direct Seller, or the Blocker Sellers to:

Clairvest GP Manageco Inc.

22 St. Clair Avenue East, Suite 1700

Toronto, ON M4T 2S3

Email:               jmiller@clairvest.com

Attention:         James H. Miller

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Facsimile:     (202)-661.8251

Email:            katherine.ashley@skadden.com

   micah.kegley@skadden.com

Attention:      Katherine D. Ashley

   Micah R. Kegley

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Delivery of an executed counterpart hereof in .pdf format via email shall be effective as delivery of an original counterpart hereof.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors and its permitted assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other instruments, documents and statements, and to take such other action as may be required by Law or reasonably necessary to effectively carry out the purposes hereof.

Section 7.5 Governing Law; Arbitration; Reconciliation.

(a) Governing Law. This Agreement, and all claims, causes of action and disputes (whether in contract or in tort or otherwise, or whether at Law (including at common law or by statute) or in equity) that may be based on, arise out of or relate hereto or the negotiation, execution, performance or subject matter hereof, shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

(b) Arbitration.

(i) Except as otherwise set forth in Section 7.5(c), all claims, causes of actions and disputes (whether in contract or in tort or otherwise, or whether at Law (including at common law or by statute) or in equity) that may be based on, arise out of or relate hereto or the negotiation, execution, performance or subject matter hereof, including any dispute regarding the interpretation or scope of this arbitration agreement (each, a “Dispute”), shall be resolved by final and binding arbitration (the “Arbitration”). The arbitration shall be administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Rules then in effect (the “Rules”), as modified herein.

(ii) There shall be three (3) arbitrators (the “Tribunal”). If there are only two (2) parties to the arbitration, each party shall select one (1) arbitrator within thirty days of the receipt by respondent of a copy of the demand for arbitration. The two (2) arbitrators so appointed shall nominate the third and presiding arbitrator within ten (10) days of the appointment of the second arbitrator. If there are more than two (2)

parties to the arbitration, the parties shall have fifteen (15) days from receipt by respondents of the request for arbitration to agree in writing to a method for the constitution of the arbitral tribunal, failing which all three (3) arbitrators shall be appointed by the AAA pursuant to the Rules. If any of the parties or their nominated arbitrators fail to appoint an arbitrator within the time periods specified herein, such arbitrator shall be appointed by the AAA pursuant to the Rules. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen (15) years of experience with litigating large, complex commercial disputes, including substantial experience with Delaware alternative entity law.

(iii) If a Dispute arises or arbitration is filed when one (1) or more arbitrations are already pending under this Agreement or the Holdings LLC Agreement (collectively, the “Related Arbitration Agreements”), then any party hereto may request that the new Dispute or subsequently filed arbitration be consolidated into any prior pending arbitration, whether or not the arbitrations are between identical parties. The new Dispute or arbitration shall be so consolidated; provided that the arbitral tribunal for the prior pending arbitration determines that (1) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (2) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. Any such order of consolidation issued by the arbitral tribunal shall be final and binding upon the parties. The arbitral tribunal for the prior pending arbitration into which a new Dispute is consolidated shall serve as the arbitral tribunal for the consolidated arbitration. The parties agree that upon such an order of consolidation, they will promptly dismiss any arbitration brought under this Agreement or any Related Arbitration Agreement, the subject of which has been consolidated into another arbitral proceeding under this Agreement or any Related Arbitration Agreement.

(iv) The place of arbitration shall be New York, New York. Judgment upon any award rendered in the arbitration will be binding and may be entered and enforced in any court of competent jurisdiction. There shall be limited discovery prior to the arbitration hearing as follows: (1) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated and (2) depositions of all party witnesses. Upon a showing of good cause, the Tribunal may permit additional depositions and direct further document discovery. The Tribunal shall have the discretion to control the scope and sequencing of discovery, consistent with the Rules. A court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. Within sixty (60) days of the completion of the arbitration hearing and any related briefing, the Tribunal shall provide in writing to the parties the basis for the award or order of the Tribunal, including the calculation of any damages awarded. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

(v) By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the Tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the Tribunal’s orders to that effect. In any such judicial action: (1) each of the parties irrevocably and unconditionally consents to the exclusive jurisdiction and venue of the federal or state courts located in Delaware (the “Delaware Courts”) for the purpose of any pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings, and to the non-exclusive jurisdiction of such courts for the enforcement of any judgment on any award; (2) each of the parties irrevocably waives, to the fullest extent they may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Delaware Court; (3) each of the parties irrevocably consents to service of process or an arbitration demand by first class certified mail, return receipt requested, postage prepaid; and (4) each of the parties hereby irrevocably waives any and all right to trial by jury.

(vi) Each party hereto agrees and acknowledges that it will continue to perform its obligations hereunder during the pendency of any dispute that is under review by a Tribunal (except to the extent such performance requires performance of a condition precedent by another party hereto, which such other party fails to perform).

(c) Reconciliation. In the event that the Parent Corporation, Prism and Agent (with respect to matters governed by the definition of “Valuation Assumptions,” Section 2.4 and Section 4.3) or any TRA Holder (with respect to matters governed by Section 6.2) (as applicable, the “Disputing Party”) are unable to resolve a disagreement with respect to such matters within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted to the Expert. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Parent Corporation and the Disputing Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Parent Corporation or the Disputing Party or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution; provided that in resolving any matter, the Expert shall not require the Parent Corporation or any Affiliate thereof to take a position, or to make any payment based on a position, that is not “more likely than not” to be sustained. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Parent Corporation, subject to adjustment or amendment upon resolution. The Parent Corporation and the Disputing Party shall each bear its own costs and expenses of such proceeding, unless (i) the Expert adopts such Disputing Party’s position, in which case the Parent Corporation shall reimburse such Disputing Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Parent Corporation’s position, in which case such Disputing Party shall reimburse the Parent Corporation for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.5(c) shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.5(c) shall be binding on the Parent Corporation and its Subsidiaries and the Disputing Party and may be entered and enforced in any court having jurisdiction.

Section 7.6 Severability. If any provision hereof as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision herein, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 7.7 Assignment; Successors

(a) Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by (i) the Parent Corporation without the prior written consent of the TRA Holders who would be entitled to receive a majority of the Early Termination Payments payable to all TRA Holders hereunder as of the date of the proposed assignment or (ii) any TRA Holder without the prior written consent of the Parent Corporation, and any such assignment without such prior written consent shall be null and void; provided, however, that (A) to the extent Common Units are effectively transferred in accordance with the terms of the Holdings LLC Agreement, any other agreements the TRA Holders may have entered into with each other and any other agreements a TRA Holder may have entered into with any member of the Parent Corporation Group and/or Holdings LLC, as applicable, the transferring TRA Holder (1) shall, in the case of a transfer by Prism to any of its members (including in connection with a redemption under Article XIV of the Holdings LLC Agreement), and (2) may, in the case of any other transfer by a TRA Holder, assign to the transferee of such Common Units the transferring TRA Holders’ rights under this Agreement with respect to such transferred Common Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Parent Corporation, agreeing to become a “TRA Holder” for all purposes of this Agreement, except as otherwise provided in such joinder, and (B) any and all payments that may become payable to a TRA Holder pursuant to this Agreement may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Parent Corporation, agreeing to be bound by Section 7.12.

(b) Except as otherwise expressly provided herein, this Agreement shall be binding on inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and permitted assigns. Each of Blocker Corp. and the Parent Corporation shall cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Blocker Corp. or the Parent Corporation, as applicable, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Blocker Corp. or the Parent Corporation, as applicable, would be required to perform if no such succession had taken place.

Section 7.8 Amendments; Waiver.

(a) Amendments. Amendments hereto must be approved in writing by each of the Parent Corporation and by the TRA Holders who would be entitled to receive a majority of the Early Termination Payments payable to all TRA Holders hereunder as of the date of the proposed amendment (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement as of the date of the proposed amendment); provided, however, that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments certain TRA Holders will or may receive under this Agreement unless all such disproportionately affected TRA Holders consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b) Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy hereunder, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy hereunder, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party hereto shall be deemed to have waived any claim arising out hereof, or any power, right, privilege or remedy hereunder, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 7.9 Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

Section 7.10 Withholding. The Parent Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Parent Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Parent Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Holder.

Section 7.11 Parent Corporation Consolidated Group; Transfers of Corporate Assets.

(a) The parties hereby acknowledge and agree that (i) the Parent Corporation is the parent of an affiliated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code (and applicable corresponding provisions of U.S. state or local Tax law); (ii) the provisions of this Agreement shall be applied with respect to such group as a whole; and (iii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of such group as a whole to the extent that any applicable Designated Tax Attributes can be used against such consolidated taxable income of the group as a whole.

(b) If the Parent Corporation (or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder) or any of its direct or indirect Subsidiaries (a “Transferor”) transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. federal income Tax purposes) with which the Transferor does not file a consolidated Tax Return pursuant to Section 1501 of the Code, the Transferor, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such Reference Assets in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by the Transferor shall be equal to the fair market value of the transferred Reference Assets, plus (i) the amount of debt to which any such Reference Asset is subject, in the case of a transfer of an encumbered Reference Asset or (ii) the amount of debt allocated to any such Reference Asset, in the case of a contribution of a partnership interest. For purposes of this Section 7.11(b), a transfer of a partnership interest shall be treated as a transfer of the Transferor’s share of each of the assets and liabilities of that partnership.

(c) Notwithstanding any other provision of this Agreement, if any member of the Parent Corporation Group acquires one or more assets that, as of an Exchange Date, have not been contributed to Holdings LLC (other than the Parent Corporation Group’s interests in Holdings LLC) (such assets, “Excluded Assets”), then all Tax Benefit Payments due hereunder shall be computed as if such assets had been contributed to Holdings LLC on the date such assets were first acquired by such member of the Parent Corporation Group; provided, however, that if an Excluded Asset consists of stock in a corporation, then, for purposes of this Section 7.11(c), such corporation (and any corporation Controlled by such corporation) shall be deemed to have contributed its assets to Holdings LLC (other than any interests in Holdings LLC) on the date on which the applicable member of the Parent Corporation Group acquired stock of such corporation.

Section 7.12 Confidentiality.

(a) Agent, each TRA Holder and each of their respective assignees shall not, and shall cause his, her or its Affiliates not to (each of the foregoing, in such capacity, the “Disclosing Person”), from and after the date hereof use in any manner detrimental to the business of the Parent Corporation Group or its Affiliates, or disclose, publish or divulge to any Person, any Confidential Information of the Parent Corporation Group or its Affiliates and successors or the TRA Holders (each, a “Protected Person”), learned by Agent or such TRA Holder heretofore or hereafter. Notwithstanding the foregoing, each party hereto shall be permitted to disclose Confidential Information of the Protected Persons (i) to any Representative of such Person so long as such Representative has a “need to know” such Confidential Information for a valid business purpose and has been advised of the confidential nature of such Confidential Information and has agreed to comply with this Section 7.12 applicable to such Confidential Information; provided that such Disclosing Person shall be liable for any breach of this Section 7.12 by any such Representative (assuming for purposes of this proviso that such Representative is a Disclosing Person subject to the restrictions set forth in this Section 7.12) or (ii) to the extent required to be disclosed by such Person or any of its Representatives pursuant to

Law or the rules of any securities exchange on which the securities of the Parent Corporation or any of its Affiliates is listed. As used herein, the term “Representatives” means, with respect to any Person, such Person’s officers, directors, employees, equityholders, partners, members, Affiliates, accountants, attorneys, consultants, co-investors, investors, potential partners, financing sources, bankers, advisors and other agents or representatives.

(b) As used herein, “Confidential Information” means, with respect to each Protected Person, all data, information, reports, interpretations, forecasts and records, financial or otherwise, of such Protected Person that are not available to the general public; provided that Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by any Disclosing Person not otherwise permitted pursuant to this Section 7.12, (ii) was or becomes available to a Disclosing Person on a nonconfidential basis from a source other than the Protected Person; provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to such Protected Person with respect to such information, (iii) is developed independently by the Disclosing Party without the use of any Confidential Information (other than in such Person’s capacity as an officer, manager, director, employee or consultant of the Parent Corporation Group or its Affiliates), (iv) is provided to any bona fide prospective assignee of such TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of such TRA Holder, provided that such assignee or merger partner agrees to be bound by the provisions of this Section 7.12, (v) is required to be disclosed by applicable Law or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standards, it being understood that, so long as it is permitted by applicable Law or such process or standards, the Disclosing Person shall provide written notice to the Protected Person as far in advance as reasonably practicable of such requirement and cooperate with the Protected Person, at the Protected Person’s sole expense, in seeking a protective order with respect to the Confidential Information sought pursuant to such requirement or (vi) is necessary for a TRA Holder to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute and defend any Tax Proceeding with respect to such Tax Returns.

(c) Notwithstanding anything to the contrary herein, (i) each party hereto may disclose Confidential Information to any federal, state, local or foreign regulatory or self-regulatory body, or any securities exchange or listing authority, as part of a routine audit not targeted at such Confidential Information without providing notice to any other party hereto and (ii) nothing herein shall prohibit a party from (1) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of, a claim with the SEC, (2) providing Confidential Information to the SEC or providing the SEC with information that would otherwise violate any part hereof to the extent permitted by Section 21F of the Exchange Act, (3) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Parent Corporation Group or any of its Affiliates or any TRA Holder or (4) receiving a monetary award as set forth in Section 21F of the Exchange Act.

Section 7.13 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

Section 7.14 Holdings LLC Agreement. To the extent this Agreement imposes obligations upon Holdings LLC or a managing member of Holdings LLC, this Agreement shall be treated as part of the partnership agreement of Holdings LLC for tax purposes as described in section 761(c) of the Code and sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.15 Joinder. Each of Blocker Corp. and the Parent Corporation hereby agrees that, to the extent it acquires a general partnership interest, managing member interest or similar interest in any Person after the date hereof, it shall cause such Person to execute and deliver a joinder to this Agreement promptly upon acquisition of such interest, and such person shall be treated in the same manner as Holdings LLC for all purposes of this Agreement. The Parent Corporation hereby agrees to cause any Corporate Entity that acquires an interest in Holdings LLC (or any entity described in the foregoing sentence) to execute a joinder to this Agreement (to the extent such Person is not already a party hereto) promptly upon such acquisition, and such Corporate Entity shall be treated in the same manner as the Parent Corporation and Blocker Corp. for all purposes of this Agreement. Holdings LLC shall have the power and authority (but not the obligation) to permit any Person who becomes a member of Holdings LLC to execute and deliver a joinder to this Agreement promptly upon acquisition of membership interests in Holdings LLC by such Person, and such Person shall be treated as a “Member” for all purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parent Corporation, Blocker Corp., the TRA Holders, and the Agent have duly executed this Agreement as of the date first written above.

PARENT CORPORATION:

DIGITAL MEDIA SOLUTIONS, INC.

/s/ Joseph Marinucci
Name: Joseph Marinucci
Title: Chief Executive Officer

BLOCKER CORP.:

CEP V DMS US BLOCKER COMPANY

/s/ James H Miller
Name: James H Miller
Title: Corporate Secretary

/s/ Michael Wagman
Name: Michael Wagman
Title: President

CLAIRVEST DIRECT SELLER:

CEP V-A DMS AIV LIMITED PARTNERSHIP

/s/ James H Miller
Name: James H Miller
Title: Corporate Secretary

/s/ Michael Wagman
Name: Michael Wagman
Title: President

BLOCKER SELLERS:

CLAIRVEST EQUITY PARTNERS V LIMITED PARTNERSHIP

/s/ James H Miller
Name: James H Miller
Title: Corporate Secretary

/s/ Michael Wagman
Name: Michael Wagman
Title: President

CEP V CO-INVESTMENT LIMITED PARTNERSHIP

/s/ James H Miller
Name: James H Miller
Title: Corporate Secretary

/s/ Michael Wagman
Name: Michael Wagman
Title: President

AGENT:

CLAIRVEST GP MANAGECO INC.

/s/ James H Miller
Name: James H Miller
Title: Corporate Secretary

/s/ Michael Wagman
Name: Michael Wagman
Title: President

PRISM:

PRISM DATA, LLC

/s/ Joseph Marinucci
Name: Joseph Marinucci
Title: Manager